Exhibit 99.1

ZETA Announces Election of Imran Khan, An Accomplished Technology Leader, Entrepreneur and Investor, to Board of Directors

NEW YORK, NY, June 18, 2024 – Zeta Global (NYSE: ZETA), the AI-Powered Marketing Cloud, today announced that Imran Khan, currently Chief Investment Officer of Proem Asset Management and prominent technology leader, entrepreneur and investor, was elected to the Zeta Global Holdings Corp. Board of Directors as a Class III director at its 2024 annual meeting of stockholders. The addition of Mr. Khan expands Zeta’s board to eight directors and enhances the Company’s governance as it enters its fourth year listed on the NYSE. Mr. Khan will support Zeta’s long-term growth plan as the Company continues its commitment to help enterprises thrive in a rapidly changing digital ecosystem.

Mr. Khan is the founder of Proem Asset Management, an investment firm that focuses on the technology space, and has served as its Chief Investment Officer since 2019. Additionally, he co-founded and is currently Chairman of Verishop, an ecommerce enablement company that empowers independent and emerging brands. He is also a member of the board of directors at Dave Inc.

Prior to co-founding Proem Asset Management, he served as Snap Inc.’s Chief Strategy Officer, where he helped lead the company to IPO, as well as build up its operation and sales, expand business partnerships and manage overall corporate strategy. Before joining Snap Inc. in 2015, he was the head of global internet investment banking at Credit Suisse, where he had a leading role on the $25 billion ecommerce giant Alibaba’s IPO, the largest share sale ever. He also worked on the IPOs of Groupon, GoDaddy and Box. Prior to joining Credit Suisse, he was Managing Director and Head of Global Internet Research at JPMorgan Chase.

“Imran has an illustrious career as a highly accomplished technology leader, entrepreneur and investor and we’re thrilled to welcome him to our Board of Directors,” said David A. Steinberg, Zeta’s Co-Founder, Chairman and CEO. “His extensive financial expertise and deep investment experience and acumen bring invaluable perspectives to Zeta as we navigate a dynamic market landscape and pursue strategic growth opportunities. With his guidance, we’re positioned to optimize our investment strategies, drive sustainable success and enhance shareholder value.”

“I’m honored to join the board of a visionary company like Zeta, which has a steadfast commitment to innovation to further its goal of becoming a defining company of the AI era,” said Mr. Khan. “I’m excited to contribute my strategic expertise and investment experience to Zeta as we work together in the next phase of the company’s growth, setting new benchmarks for success in the AI-powered landscape.”

About Zeta

Zeta Global (NYSE: ZETA) is the AI-Powered Marketing Cloud that leverages advanced artificial intelligence (AI) and trillions of consumer signals to make it easier for marketers to acquire, grow, and retain customers more efficiently. Through the Zeta Marketing Platform (ZMP), our vision is to make sophisticated marketing simple by unifying identity, intelligence, and omnichannel activation into a single platform – powered by one of the industry’s largest proprietary databases and AI. Our enterprise customers across multiple verticals are empowered to personalize experiences with consumers at an individual level across every channel, delivering better results for marketing programs. Zeta was founded in 2007 by David A. Steinberg and John Sculley and is headquartered in New York City with offices around the world. To learn more, go to www.zetaglobal.com.

Investor Relations Press
Scott Schmitz James A. Pearson
ir@zetaglobal.com press@zetaglobal.com